Exhibit 2.12

ELEVENTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS ELEVENTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of the 17th day of October, 2017, by and between JANAF SHOPPING CENTER, LLC, a Delaware limited liability company (“JSC”), JANAF SHOPS, LLC, a Virginia limited liability company (“Shops”), JANAF HQ, LLC, a Virginia limited liability company (“JHQ”) and JANAF CROSSINGS, LLC, a Virginia limited liability company (“Crossings”) (collectively and each individually, “Seller”), and WHLR-JANAF, LLC, a Delaware limited liability company, or assigns (the “Purchaser”).
RECITALS
R-1.    Seller and Purchaser are parties to a certain Purchase and Sale Agreement (as amended, the “Purchase Agreement”) dated as of November 3, 2016, relating to certain Property located in the City of Norfolk, Virginia, more particularly described in the Purchase Agreement.
R-2.    This Purchase and Sale Agreement has been amended by a certain First Amendment to Purchase and Sale Agreement dated December 2, 2016; a certain Second Amendment to Purchase and Sale Agreement dated January 6, 2017; a certain Third Amendment to Purchase and Sale Agreement dated January 9, 2017; a certain Fourth Amendment to Purchase and Sale Agreement dated January 11, 2017; a certain Fifth Amendment to Purchase and Sale Agreement dated January 13, 2017 (the “Fifth Amendment”); a certain Sixth Amendment to Purchase and Sale Agreement dated February 3, 2017 (the “Sixth Amendment”); a certain Seventh Amendment to Purchase and Sale Agreement dated March 6,, 2017; a certain Eighth Amendment to Purchase and Sale Agreement dated March 7, 2017; a certain Ninth Amendment to Purchase and Sale Agreement dated March 8, 2017; and a certain Tenth Amendment to Purchase and Sale Agreement dated June 9, 2017.
R-3.    Seller and Purchaser desire to further amend the Purchase Agreement.
AMENDMENT
NOW, THEREFORE, for and in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
1.Big Lots Lease.     Purchaser acknowledges that Seller has entered into a new lease (the “Big Lots Lease”) with Big Lots Stores Inc. (together with its successors and assigns, “Big Lots”), and Purchaser approves and acknowledges receipt of a copy of the Big Lots Lease. If required by the Lender that holds the mortgage or deed of trust that encumbers the Big Lots leased premises (for purposes of this Paragraph, such lender is referred to herein as the “Big Lots Lender”), Seller and Purchaser agree that, at Closing, a portion of Seller's sale proceeds equal to Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (the “Big Lots Escrow Funds”) will be held in escrow by the Escrow Agent pursuant to a mutually agreeable escrow agreement (the “Big Lots Escrow Agreement”) among Purchaser, Seller, the Big Lots Lender and the Escrow Agent, which will provide for the release of the Big Lots Escrow Funds to Seller upon satisfaction of the requirements of the Big Lots Lender. Alternatively, if the Big Lots Lender requires that the Big

Lots Escrow Funds be held in a reserve account controlled by such Lender or loan servicer, then the Big Lots Escrow Funds shall be deposited in such reserve account (to be disbursed upon satisfaction of the requirements of the Big Lots Lender) and Purchaser shall assign its rights to the disbursement of such funds to Seller. In the event such reserve account is to be established, (i) the parties shall use good faith efforts to cause the applicable loan documents to permit the release of the Big Lots Escrow Funds directly to Seller upon satisfaction of the requirements of the Big Lots Lender, and (ii) Purchaser and Wheeler REIT (as defined below) shall each indemnify Seller for its loss(es) in the event the Big Lots Escrow Funds are released to Purchaser and not delivered to Seller. If Purchaser receives the Big Lots Escrow Funds, Purchaser shall promptly remit all such funds to Seller.

Seller shall have the right to assist Big Lots in obtaining a certificate of occupancy for the Big Lots leased premises (or otherwise opening to the public) before and after Closing. After Closing and prior to the issuance of such certificate of occupancy (or the opening of the Big Lots leased premises to the public), Purchaser shall be obligated to enter into any reasonable amendments to the Big Lots Lease requested by Big Lots or Seller that are necessary to facilitate the issuance of such certificate of occupancy (or the opening of the Big Lots leased premises to the public) but no such amendment shall reduce the rent, term, or other obligations of Big Lots under its lease in any material respect or increase the obligations of the landlord under the Big Lots lease in any material respect. Purchaser agrees that it shall not amend, modify or grant any waiver or consent under the Big Lots Lease during the term of the Big Lots Escrow Agreement (or alternative reserve account) without the prior written consent of Seller. This Paragraph 1 shall survive Closing.
2.Payment of Purchase Price. The provisions of Section 3.C. of the Purchase Agreement are hereby amended to provide that, of the remaining balance of the Purchase Price, up to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) may, upon mutual consent of Purchaser and Seller, be paid by Purchaser’s delivery to Seller of an equivalent value of publicly traded common stock in Purchaser’s parent entity, Wheeler Real Estate Investment Trust Inc., which is a publicly traded real estate investment trust (NASDAQ: WHLR) (“Wheeler REIT”), upon the terms and conditions contained herein (the “Stock”), as calculated based on the closing price of such publicly traded common stock on the business day immediately before the Closing Date. If applicable, the issuance of such Stock shall occur at Closing and in escrow through the Escrow Agent (or in such other timing and manner that is acceptable to Seller and Purchaser). Purchaser shall cause Wheeler REIT to deliver the original stock certificates at Closing and such other documents as are reasonable and customary in such stock transactions. In addition, and only in the event shares of Wheeler REIT common stock are issued for the balance of the Pruchase Price, at Closing, Purchaser shall cause Wheeler REIT to execute and join in a customary “Registration Rights Agreement” with Seller; and, after Closing, Purchaser shall cause Wheeler REIT to promptly cause the Stock to be “registered” no later than ninety (90) days after Closing (such that Seller shall not be restricted from selling the Stock, except as otherwise provided in this paragraph). After Closing, Purchaser shall be required to cause Wheeler REIT to take any and all actions necessary to effectuate the intent of this paragraph. Seller agrees that Seller shall be obligated to wait at least (but not more than) (i) ninety (90) days from Closing before liquidating one-third of the Stock, (ii) one hundred and twenty (120) days from Closing before liquidating two-thirds of the Stock, and (iii) one hundred and fifty (150) from the Closing before liquidating one hundred percent (100%)

of the Stock. The parties shall comply with all applicable laws in effectuating the terms of this paragraph. For the sake of clarity, the parties hereto explicitly acknowledge that the Purchaser shall have the right to pay all or any portion of the remaining balance of the Purchase Price in cash or by wire transfer or other immediately available U.S. funds rather than any portion thereof by the issuance of the Stock, and if any such Stock (or any portion thereof) is not available for any reason, then Purchaser shall pay the applicable remaining balance of the Purchase Price in cash or by wire transfer or other immediately available U.S. funds. This paragraph shall survive Closing.

3.Conditions to Loan Assumption. Purchaser confirms that it has accepted the following conditions to its assumption of the ACDE Loan:

(a)    The funding of a $2,500,000 escrow or reserve to ensure that Big Lots commences paying rent under the Big Lots Lease; and

(b)    The funding of a $2,500,000 deleveraging reserve (the “Deleveraging Reserve”) to be held by the loan servicer until the maturity or earlier payment in full of the loan or until the reduction of the principal balance of the loan to $50,000,000.

4.Closing Date. Notwithstanding the definition of “Closing Date” on the first page of the Purchase Agreement (as previously amended), the Closing Date shall be on or before November 1, 2017. The Purchaser may extend the Closing Date through November 8, 2017, by delivering written notice to Seller of its intent to extend Closing at least two (2) business days prior to November 1, 2017 (the “First Extension”). If the Purchaser exercises the First Extension, then Purchaser may elect to further extend the Closing Date through November 15, 2017, by delivering written notice to Seller of its intent to extend Closing at least two (2) business days prior to November 8, 2017. There shall not be any notice or cure period for a default that delays Closing beyond the Closing Date, as it may be extended pursuant to this paragraph. Notwithstanding anything to the contrary contained in the Purchase Agreement (as amended), neither Purchaser nor Seller shall have any other right to extend the Closing Date (except as expressly provided in this Section 4).

5.Lease Escrow. At Closing, Seller shall create an escrow with the Escrow Agent in the amount of One Million Six Hundred Thousand and 00/100 Dollars ($1,600,000.00) which shall consist of One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00) allocated to the Party City tenant (the “Party City Escrow”) and Five Hundred Thousand and 00/100 Dollars ($500,000.00) allocated to the Discount Tire tenant (the “Discount Tire Escrow”). If (a) Purchaser (or, prior to Closing, Seller) obtains a signed lease with Party City or an Acceptable Alternative Tenant (the “Party City Lease”) on terms consistent with the existing letter of intent signed by Seller and Party City and otherwise on terms and conditions reasonably satisfactory to Purchaser within nine (9) months after Closing and (b) Party City or an Acceptable Alternative Tenant opens for business in its premises or commences to pay rent within twelve (12) months after the Closing (or later if expressly permitted by the terms of the Party City Lease, i.e., on or before the applicable date for such tenant to open for business or commence paying rent as specified in such lease), then the funds in the Party City Escrow shall be released in full to Seller. If any of the conditions set forth above are not satisfied within the time period(s) provided then the Party City Escrow shall be released to Purchaser unless such failure is caused by a breach or default by Purchaser. If (a)

Purchaser (or, prior to Closing, Seller) obtains a signed lease with Discount Tire or an Acceptable Alternative Tenant (the “Discount Tire Lease”) on terms consistent with the existing letter of intent signed by Seller and Discount Tire and otherwise on terms and conditions reasonably satisfactory to Purchaser within nine (9) months after Closing and (b) Discount Tire opens for business in its premises or commences to pay rent within twelve (12) months of the Closing (or later if expressly permitted by the terms of the Discount Tire Lease, i.e., on or before the applicable date for such tenant to open for business or commence paying rent as specified in such lease), then the funds in the Discount Tire Escrow shall be released in full to Seller. If any of the conditions set forth above are not satisfied within the time period(s) provided then the Discount Tire Escrow shall be released to Purchaser unless such failure is caused by a breach or default by Purchaser. Seller and Purchaser shall continue to use their best efforts and cooperate in obtaining a signed lease from each of Party City and Discount Tire (or, in each case, an Acceptable Alternative Tenant) on commercially reasonable terms. Purchaser shall not intentionally or in bad faith refuse or delay the execution of the Party City Lease or the Discount Tire Lease to avoid the release of escrowed funds to Seller as contemplated herein. The release of funds from the Party City Escrow is not contingent upon the release of funds from the Discount Tire Escrow, and vice versa. Before and after Closing, Seller shall have the right to assist each of Party City and Discount Tire (or the Acceptable Alternative Tenant of each) in opening for business. After Closing and prior to the release of each of the Discount Tire Escrow and the Party City Escrow, as applicable, Purchaser shall be obligated to enter into any reasonable amendments to the Discount Tire Lease and/or the Party City Lease requested by Discount Tire, Party City or Seller, as applicable, that are necessary to facilitate the opening of such premises to the public within the time periods contemplated herein, as the case may be, but no such amendment shall reduce the rent, term, or other obligations of such tenant under its lease in any material respect or increase the obligations of the landlord under such lease in any material respect. Purchaser agrees that it shall not amend, modify or grant any waiver or consent that would affect the timing for the tenant to open for business in its premises or the obligation to commence the payment of rent (x) under the Party City Lease during the term of the Party City Escrow or (y) under the Discount Tire Lease during the term of the Discount Tire Escrow without the prior written consent of Seller. As used in this paragraph, the term “Acceptable Alternative Tenant” shall mean (i) in the case of the Party City Lease, a tenant other than Party City that has a reasonably equivalent credit rating to Party City and that signs a lease of space that is vacant as of the date hereof with the same or greater gross rent (as compared to the gross rent set forth in the current letter of intent with Party City) within the applicable time periods specified above for the Party City Lease provided that Seller elects to pay the Leasing Costs associated with such Acceptable Alternative Tenant’s lease; and (ii) in the case of the Discount Tire Lease, a tenant other than Discount Tire that has a reasonably equivalent credit rating to Discount Tire and that signs a lease of space that is vacant as of the date hereof with the same or greater gross rent (as compared to the gross rent set forth in the current letter of intent with Discount Tire) within the applicable time periods specified above for the Discount Tire Lease provided that Seller elects to pay the Leasing Costs associated with such Acceptable Alternative Tenant’s lease. Copies of the current letters of intent with each of Party City and Discount Tire are attached hereto as Exhibit A.

6.Deleveraging Reserve. Seller agrees that at Closing it will use a portion of the Purchase Price to fully fund the Deleveraging Reserve (not to exceed $2,500,000). Seller shall have no claim to the return of any portion of the funds used to fund the Deleveraging Reserve.

7.Leasing Costs. Section 8.J. of the Lease is amended to provide that Seller, rather than Purchaser, shall pay all of the Leasing Costs with respect to every new lease, amendment, modification, supplement or renewal that Seller executes while the Purchase Agreement is in effect (but not after Closing).

8.Miscellaneous. Except as expressly amended in this Amendment, the Purchase Agreement (as previously amended) shall remain in full force and effect (and, if applicable, is reinstated). All capitalized terms not defined in this Amendment shall have the same definition and meaning as set forth in the Purchase Agreement (as previously amended). In the event of an express and irreconcilable conflict between the terms, conditions and provisions of the Purchase Agreement (as previously amended) and those of this Amendment, the terms, conditions and provisions of this Amendment shall prevail.

9.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and/or with counterpart signature pages, all of which shall be treated collectively as representing the single execution of this Amendment. This Amendment may also be executed through facsimile/electronic signatures, which shall have the same binding effect on the parties as original signatures.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Eleventh Amendment to Purchase and Sale Agreement.

PURCHASER:

WHLR-JANAF, LLC, a Delaware limited liability company

By:	Wheeler REIT, L.P., a Virginia limited partnership, its Sole Member

By:	Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, its General Partner

By:    /s/ Jon S. Wheeler
Jon S. Wheeler, Chief Executive Officer

SELLER:

JANAF SHOPPING CENTER, LLC,
a Delaware limited liability company

By:     Janaf Shopping Center Mezz LLC,

a Michigan limited liability company,
its Sole Member

By:	GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF SHOPS, LLC,
a Delaware limited liability company

By:     Janaf Associates Mezz LLC,
a Michigan limited liability company,
its Sole Member

By:	GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF CROSSINGS, LLC,
a Virginia limited liability company

By:    Janaf Crossings Manager LLC
a Virginia limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF HQ, LLC,
a Virginia limited liability company

By:     GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JOINDER AND CONSENT

The undersigned hereby consents to the foregoing Eleventh Amendment to Purchase and Sale Agreement (“Amendment”) and joins in such Amendment for purposes of agreeing to comply with and perform its obligations under (and effectuate the terms of) Paragraphs 1 and 2 of such Amendment (even after Closing, if necessary). The undersigned further agrees to indemnify and reimburse Seller for any and all loss and/or damage that Seller may incur as a result of the undersigned’s failure to perform its obligations under (and effectuate the terms of) Paragraphs 1 and/or 2 of such Amendment. This Joinder and Consent shall survive Closing.

WHEELER REAL ESTATE INVESTMENT TRUST INC.

/s/ Jon S. Wheeler
Jon S. Wheeler, Chairman/CEO

Dated: October 17, 2017

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